Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statement (No. 333-144870) on Form S-8 of Lakeland Industries Inc. and subsidiaries of our report dated April 10, 2008, with respect to the consolidated financial statements of Lakeland Industries Inc. and subsidiaries as of January 31, 2008 and 2007, and for each of the years in the three-year period ended January 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of January 31, 2008, which report appears in the January 31, 2008 annual report on Form 10-K of Lakeland Industries Inc. Our report dated April 10, 2008, states that effective February 1, 2007, the Company changed its method of accounting for income taxes pursuant to FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109.

/s/ Holtz Rubenstein Reminick LLP

Melville, New York
April 14, 2008